EXHIBIT 10.04

MUTUAL SEPARATION AGREEMENT
AND RELEASE OF CLAIMS

This Separation Agreement is entered into between Flextronics International USA, Inc., a wholly owned subsidiary of Flextronics International Ltd., and any predecessor, successor, or affiliated companies (collectively, the “Company”) and Jon Hoak (“Hoak” or “Employee”). In consideration of the mutual promises set forth below, the Company and Hoak have agreed as follows:

1.	Separation.

a.
Date of Separation/Garden Leave. If Hoak signs and does not revoke this Separation Agreement, Hoak’s employment relationship with the Company will end on June 30, 2017 (the “Separation Date”). Hoak’s last day at work will be on June 30, 2016. Under this Agreement, Hoak will be on unpaid “Garden Leave” from July 1, 2016, through June 30, 2017. If Hoak does not timely sign this Agreement or timely signs and then subsequently revokes this Agreement, his employment termination date will be July 1, 2016.

b.
Termination Prior to Separation Date. While employed with the Company, Hoak will not engage in misconduct and will comply with Company policy, the provisions of this Separation Agreement, and the provisions of any other written agreements between Hoak and the Company. If Hoak violates Company policy, the provisions of this Separation Agreement, or the provisions of any other written agreement with the Company, the Company may terminate Hoak’s employment immediately provided the Company shall afford Hoak a period of ten (10) business days after providing Hoak written notice detailing a violation to cure such violation. In the event that Hoak’s employment is terminated pursuant to Section 1(b), or based on Hoak’s resignation of his position prior to the Separation Date, or if Hoak does not sign this Agreement or signs but then revokes this Agreement, Hoak would then only be entitled to compensation for accrued and/or vested compensation and benefits up to the date of termination and would not be entitled to the garden leave, separation payment and lump sum in lieu of Company paid COBRA coverage as set forth in Section 2 of this Separation Agreement.

c.
Garden Leave. For the time period between July 1, 2016, and the Separation Date, Hoak will become a Special Consultant and will carry out knowledge transfer and transition duties as may be requested by the Company up to the Separation Date. While on Special Consulting Duty, Employee will receive no salary, but will continue to be eligible for health benefits for him and his dependents, so long as he continues paying the employee responsibility portion of said benefits. However, should Employee be required to expend a significant amount of time providing services during the Garden Leave, such time will be compensated at a reasonable hourly rate. During the unpaid Garden Leave, Employee will not accrue equity or bonuses of any kind other than as set forth in Sections 2, 3 and 4 of this Separation Agreement, and then, only if Employee complies with his obligations under this Separation Agreement. While on Special Consultant Duty, Employee will have no access to company property or resources but will retain access to Company E-

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mail (Outlook). Said access to Company E-mail will be subject to Company rules and control. While on Special Consultant Duty, Employee shall owe the Company all obligations due to an employer and all obligations created by this Separation Agreement as well as any prior agreements which created obligations intended to extend beyond his employment. Employee is not prohibited from maintaining other employment while acting as a Special Consultant, so long as it is not adverse to the Company and so long as he does not breach the duties set forth in this Agreement.

d.
Payment of Vested Compensation Upon Rejection of Agreement or Early Separation. In accordance with its standard practices, whether or not Hoak agrees to this Separation Agreement, on the earlier of either the actual date of the termination of his employment with the Company or the Separation Date, the Company will issue a payment to Hoak in a gross amount, less applicable taxes and withholdings, to compensate him for any accrued and vested compensation and/or accrued but unused PTO (if any) to which he is entitled as of that date.

e.
Within thirty (30) days following the Separation Date, Hoak will submit his final documented expense reimbursement statement reflecting all unreimbursed business expenses incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse his properly documented expenses pursuant to the Company’s policy and regular business practice.

2.Separation Pay. Provided Hoak signs and does not revoke this Separation Agreement, complies with his obligations under this Separation Agreement, remains employed with the Company through the Separation Date, and diligently continues to carry out transition duties as may be reasonably requested by the Company, the Company will, in addition to accrued and vested compensation:

a.
On March 15, 2017, issue a payment to Hoak in a gross amount equal to $1,050,000.00 (One Million and Fifty Thousand Dollars) minus applicable taxes and withholdings, representing 2 years of base salary (the “Separation Payment”);

b.
Hoak will be paid the quarterly bonus minus applicable taxes and withholdings for the FY2017Q1 (April-June 2016) based on the actual results of the Flextronics Corporate Standard Plan. FY2017Q1 Bonus, if any, to be paid in the third calendar quarter of 2016 but not later than August 15, 2016; and

c.
Hoak will be paid the Free Cash Flow Cash Incentive for FY 2017 (valued at $274,063 if targets are met), minus applicable taxes and withholdings, based on the actual results per Hoak’s compensation letter dated July 8, 2014 and per the components established by the Company for said incentive. FCF distribution, if any, to be paid in the second calendar quarter of 2017 but not later than June 30, 2017.

d.
On December 30, 2016, issue a payment to Hoak in the gross amount of $24,065.64. (Twenty-Four Thousand and Sixty Five Dollars with Sixty Four Cents) minus applicable taxes and withholdings, in lieu of 18 months of premiums for continuation of Company

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provided medical, dental and vision benefits for Hoak and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”); and

e.
Provide Hoak with garden leave from July 1, 2016 to June 30, 2017, during which Hoak will continue to receive Company provided medical, dental and vision benefits for himself and his eligible dependents, so long as Hoak continues to pay the employee contribution portion of said benefits.

UPON SEPARATION OF EMPLOYMENT, IT SHALL BE HOAK’S RESPONSIBILITY TO SIGN UP FOR AND MAKE APPROPRIATE PAYMENTS TO ENSURE COBRA COVERAGE. FAILURE TO SIGN UP FOR AND MAKE PAYMENTS FOR COBRA COVERAGE COULD RESULT IN LOSS OF HEALTH BENEFITS FOR HOAK AND HIS FAMILY AS WELL AS DIFFICULTY IN OBTAINING FUTURE COVERAGE.
Nothing in this Separation Agreement is intended to extend the length or scope of Hoak’s COBRA rights beyond those provided by statute. Hoak will be provided with a separate notice of his COBRA rights and obligations. Hoak will be responsible for any and all tax liability, if any, for any COBRA payments made by the Company or health benefit or other payment or benefits received by Hoak pursuant to this Separation Agreement.
Hoak acknowledges and agrees that the foregoing Separation Pay set forth in Section 2 of the Separation Agreement is more than Hoak is otherwise legally entitled to receive and constitutes good and valuable consideration for the claims being released in this Agreement.
Each severance payment and each bonus payment shall, for purposes of Section 409A, be deemed a separate payment under this Separation Agreement. Notwithstanding any other provision in this Separation Agreement, no payments shall be paid after the end of the second year following the year of the separation from service date.
In the event that any of the payments and taxable benefits due within the six month period following the separation from service date are determined to constitute deferred compensation subject to Section 409A and to the extent that such deferred compensation is subject to the “six-month delay” required by Section 409A(a)(2)(B)(i), as determined in good faith by the Company, any such payments otherwise due within such six month period shall, notwithstanding such other specified payment date, be delayed such that the payments are paid in a lump sum immediately following the end of such six month period (or the date of Hoak’s death if earlier), and any payments due after the six month period shall be paid as set forth in this Separation Agreement.
3.Equity Compensation. Hoak has been granted time based and performance based share bonus awards as provided in the applicable option grant forms issued to Hoak during his employment with the Company. The plans governing such options and awards control and are incorporated herein by reference. Hoak’s share bonus awards that will be vested as of the Separation Date are listed on the Closing Statement labeled Exhibit A, which is attached hereto and incorporated herein by reference.

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Hoak acknowledges that he is not entitled to any additional grants of stock options or share bonus awards other than those set forth in Exhibit A.

Hoak acknowledges and agrees that by their terms, the options will no longer be exercisable after the last date to exercise as indicated in document plans, which is February 28, 2018 in Hoak’s case. Hoak further acknowledges and agrees that upon release of the share bonus awards as provided in this Section 3, unless Flextronics withholds payroll taxes, Hoak will be responsible for payroll taxes, which will be due and payable to Flextronics by Hoak within three (3) business days of the vesting occurrence.

Hoak understands and agrees that he will not receive any grants of stock, restricted stock, stock units, stock options, or other forms of equity from the Company in the future unless mutually agreed to by the parties in writing and that any current stock, restricted stock, stock units, stock options, or other forms of equity will expire, be canceled, or be exercisable in accordance with the terms and provisions of the applicable agreement(s) and plan(s).
4.Deferred Compensation. Hoak is a participant in the Company’s Amended and Restated Senior Management Deferred Compensation Plan in return for services to be performed in the future and subject to the terms and conditions outlined in the plan documents. Company contributions in the Deferred Compensation plans were credited to a brokerage account, and have been invested in various funds based on Hoak’s elections. As of June 30, 2017, zero percent of Hoak’s Deferred Compensation account will be vested. Payouts on this plan, if any, will be per plan documents, but none are anticipated.

Hoak is also a participant in the Company’s Non-Qualified Deferred Compensation Plan (NQDC) in which all of his voluntary contributions are 100% vested (approximate total of $910,931.35). Payouts on this plan will be per plan documents.
Hoak acknowledges that he is not a participant in any other deferred compensation plan with the Company and that he is not entitled to any additional deferred compensation other than as stated in this Agreement.

5.Complete Release. In consideration for the Severance Payment, Hoak hereby releases the Company, together with the employees, partners, agents, directors, officers, contractors, insurers and attorneys of any of them, (the “Releasees”) from any and all claims or demands, whether known or unknown, and whether asserted on an individual or class basis, which Hoak has, may have, or may claim to have against any of them. This complete release of all claims includes but is not limited to a complete release of any claims (including claims for attorneys’ fees) Hoak has, may have, or may claim to have based on Hoak’s employment with Company or separation from that employment, as well as any claims arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (including negligence by the Company or anyone else), and any federal, state or other governmental statute, regulation or ordinance relating to employment, employment discrimination, or the payment of wages or benefits including, but not limited to, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, housing costs, costs relating to relocation and the purchase or sale of housing, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities

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Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification Act, the Consolidated Omnibus Budget Reconciliation Act, and the Occupational Safety and Health Act and/or their state law or local law equivalents. Hoak specifically waives any entitlement to any bonus, equity plan or other compensation not specifically set forth in this Separation Agreement. Hoak represents that he has not assigned to any other person any of such claims and that Hoak has the full right to grant this release. Notwithstanding any other provision herein, Hoak is not waiving any claims that may arise under the Age Discrimination in Employment Act after this Separation Agreement is executed or any future claims based on the provisions set forth in this Separation Agreement.

Excluded from this release are a) any claims arising under the terms of this Agreement; and b) any claims that may not be waived by law, such as claims for workers’ compensation benefits, unemployment insurance benefits, challenges to the validity of Hoak’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement, and the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency. Hoak is waiving, however, the right to any monetary recovery or other relief in connection with such a charge.
6.California Release. Hoak acknowledges that he has read Section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Despite the language of Section 1542, Hoak waives any rights Hoak has or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) and affirms that Hoak is releasing all known and unknown claims that he has or may have against the Releasees.
7.Instituting Arbitration or Suit. Hoak agrees not to institute any arbitration proceeding or lawsuit based on any claim stated to be released by Hoak in this Separation Agreement. If Hoak or anyone on Hoak’s behalf institutes any arbitration proceeding or lawsuit based on any claim stated to be released by Hoak in this Separation Agreement, Hoak will: (a) immediately take any and all actions necessary to effectuate the immediate dismissal of the lawsuit or arbitration proceeding; and (b) pay Company and the other Releasees for any and all reasonable attorney’s fees and costs incurred as a result of or in connection with the lawsuit or arbitration proceeding.

8.Warranties. Apart from payments due hereunder, Hoak warrants and agrees that the Company has paid Hoak all wages, forms of compensation, and other monies due to Hoak as of the date of execution of this Agreement. Hoak further warrants and agrees that all forms of compensation, wages, and other monies paid to Hoak by the Company through the date of Hoak’s execution of this Agreement have been accurately calculated, have represented the proper amounts due to Hoak, and have been based on the Company’s merit-based compensation system. If Hoak or someone on Hoak’s behalf claims any entitlement to further compensation from the Company for any reason, Hoak agrees that the Company is entitled to full offset of the amounts paid to Hoak under this Agreement.

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9.Non-Disparagement and Third Party Assistance. In consideration for the Separation Payment, Hoak agrees that Hoak will not make any statement, oral or written, or perform any act or omission which is detrimental in any material respect to the reputation or goodwill of the Company. Hoak agrees that Hoak will not voluntarily counsel, assist, participate in, or encourage any persons in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company without first providing written notice to the Company’s General Counsel at Flextronics, 6201 America Centre Drive, San Jose, California, 95002. Hoak and the Company agree that Hoak’s compliance with a subpoena or other legally compulsive process, disclosure required pursuant to the Company’s Code of Business Conduct and Ethics, or participation as a witness in a lawsuit shall not violate the terms of this paragraph but further agree Hoak will nevertheless provide the Company’s General Counsel written notice of such subpoena, other legally compulsive process, disclosure pursuant to the Company’s Code of Business Conduct and Ethics, or potential participation as a witness promptly after receiving notice of same.

10.Cooperation. Hoak will make himself reasonably available to the Company in connection with any claim, lawsuit, or proceeding that relates to Hoak’s conduct or duties at the Company or that are based on facts about which Hoak obtained personal knowledge while employed at the Company. In return, the Company agrees to reimburse Hoak for direct and reasonable out of pocket expenses incurred in connection with cooperation provided by Hoak pursuant to this Section. Should Hoak be required to expend a significant amount of time providing such cooperation, such time will be compensated at a reasonable hourly rate.

11.Return of Property. Hoak agrees that, upon the Separation Date, Hoak will return to the Company any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other Company property in Hoak’s possession, care, custody, or control. Hoak represents and agrees that Hoak will not take any such documents or property from the control or premises of Company. If Hoak should come into possession of any Company documents or property at any time in the future, Hoak agrees to return such documents or property to the Company immediately. Notwithstanding the above, Hoak may retain his laptop computer upon following this procedure: Hoak will remove his personal information from the laptop, the Company will copy and retain the remaining Company related information from the laptop and then delete all Company information from the laptop and return the clean laptop to Hoak for his personal use. Hoak may also retain his company provided cellular phone, if any, (at his own cost going forward) after following procedures with IT to remove Company information from the phone.

12.Confidentiality. Hoak agrees that he will not disclose the terms of, or any other information regarding this Separation Agreement to anyone other than, his attorneys, financial/tax advisors or immediate family members, provided that such attorneys, tax advisors and immediate family members first agree to be bound by the foregoing confidentiality obligation prior to any such disclosure. The Parties understand and agree that the Company will make such disclosures as are required by law, rule, policy or regulations. Nothing in this provision is intended to prevent the Parties from complying with a subpoena or other compulsory legal process, responding truthfully to any inquiry by a government agency, or providing truthful testimony in a court of law or other formal legal proceeding.

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13.Non-Disclosure. Hoak acknowledges and agrees the Company has provided Hoak with valuable confidential information relating to the Company’s business, technology, plans, customers, potential customers, relationships, and personnel. Hoak acknowledges and agrees that he will remain bound by the confidentiality obligations set forth below (the “Confidentiality Agreement”). Hoak agrees that any original works of authorship, products, software, or applications that Hoak created or developed while employed by the Company is the sole property of the Company. Hoak further acknowledges and agrees that Hoak shall not disclose or use for any purpose any Confidential Information. Confidential Information shall mean any and all proprietary or confidential information of the Company or any of its vendors, customers, or partners, including without limitation the following: (i) any and all technical information, including, without limitation, product data and specifications, know-how, formulae, source code, or other software information, test results, processes, inventions, research projects or product development; (ii) any and all business information, including, without limitation, cost information, profits, profit margins, sales information, costs, overhead, accounting and unpublished financial information, business plans, markets, marketing methods, vendor or customer lists, including without limitation, a vendor’s or customer’s specific needs, advertising and operating strategies; and (iii) any and all employee information, including, without limitation, salaries, and specific strengths, weaknesses and skills of Company employees.

14.If Hoak is subject to any subpoena or other form of legally compulsive process seeking to require Hoak to disclose any information protected by this Separation Agreement, any other written agreement between Hoak and the Company, any statute, or the common law, Hoak will immediately provide written notice of same to the Company’s General Counsel at Flextronics, 6201 America Centre Drive, San Jose, California, 95002.

15.Binding Agreement. This Agreement will be binding upon Hoak and Company and their respective heirs, administrators, trustees, representatives, executors, successors, and assigns.

16.Review. Hoak understands that Hoak has twenty-one (21) days in which to review and consider this Agreement before signing it. Hoak understands Hoak may use as much or as little of this 21-day period as Hoak wishes. Hoak is encouraged and advised to consult an attorney before signing this Agreement. Hoak agrees that any changes Hoak and the Company agree to make to this Agreement, whether material or not, do not restart or extend this 21-day review period. By executing this Agreement, Hoak acknowledges Hoak was afforded a period of at least 21 days in which to review and consider this Agreement.

17.Revocation. If Hoak decides to accept and sign this Separation Agreement, Hoak will have seven (7) days from the date of execution in which to revoke his acceptance. Hoak understands any such revocation will not be effective unless Hoak delivers a written notice of such revocation to Flextronics, c/o General Counsel, 6201 America Centre Drive, San Jose, California, 95002, prior to the expiration of seven days after Hoak executes this Agreement. Hoak understands this Agreement will not become effective or enforceable until the seven days have elapsed without Hoak having revoked Hoak’s acceptance of this Separation Agreement.

18.Entirety. This is the entire agreement between the Hoak and the Company regarding Hoak’s separation from the Company and the other matters addressed herein and supersedes all prior agreements between them regarding same, other than those agreements referenced herein. In executing

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this Separation Agreement, Hoak is not relying on any representations or promises not explicitly contained in this Separation Agreement. However, this Agreement does not release Hoak of his continuing obligations under contract or law to preserve the confidentiality of the confidential and proprietary information of the Company and its customers.

19.Arbitration. Hoak and Company agree that any and all disputes between them, including but not limited to any disputes arising out of or relating to this Agreement, the claims purported to be released by Hoak in this Agreement, Hoak’s employment with Company, or the termination of any such employment shall be settled by binding arbitration in San Jose, California administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and that judgment upon the award rendered by the arbitrator(s) may be entered in any court with jurisdiction. The arbitrator will have the authority to award attorney’s fees to the prevailing party, if the arbitrator finds that the non-prevailing party has acted in bad faith. Notwithstanding any of the foregoing, any other provision of this Agreement, or any provision of any other agreement:

a.
A court of competent jurisdiction shall have the power to maintain the status quo pending the arbitration of any dispute, and neither this Section nor any other agreement shall require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the resolution of any application for emergency or application for temporary injunctive relief, if such applications are made, shall be subject to arbitration; and

b.
This Section shall not require the arbitration of: (i) claims by Hoak for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); or (ii) claims which could not have been litigated in court or before any administrative proceeding under applicable federal, state, or local law (e.g., claims barred by limitations).

20.    Choice of Law, Venue, Modification, and Execution. This Separation Agreement will be construed in accordance with and governed by the laws of the State of California. Hoak and Company agree that the exclusive venue for resolving any dispute not submitted to arbitration for any reason shall be the state and federal courts located in San Jose, California, unless a different venue is required by applicable law. Hoak understands that once this Agreement is executed, only Mike McNamara, CEO of Flex, or his successor will have the authority to modify this Agreement on behalf of the Company, and that the CEO will have such authority only when acting in writing. In this connection, the parties agree this Agreement will not be modified or amended except by a written instrument(s), signed by both parties, with the CEO signing for the Company. This Agreement may be executed in multiple counterparts.
This portion intentionally left blank.

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21.    Non-Admission of Liability. By entering into this Agreement, neither party admits they have done anything wrong.
Accepted and Agreed:

Flextronics International USA, Inc.

/s/ Michael M. McNamara
Michael M. McNamara
CEO Flex

June 20, 2016
Date

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, THAT I UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AND AN ARBITRATION AGREEMENT, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY, BEEN GIVEN 21 DAYS TO CONSIDER THE AGREEMENT AND BEEN INFORMED THAT I MAY REVOKE THIS AGREEMENT WITHIN 7 DAYS OF SIGNING IT.

/s/ Jon Hoak
Jon Hoak

June 20, 2016
Date

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EXHIBIT A - CLOSING STATEMENT

Exhibit A
Closing Statement
JONATHAN HOAK
								Closing Statement as of:		6/30/2017
								Estimated Stock Price:		$13.00

Options
Grant ID	Grant Date	Plan	Type	Price	Granted	Exercised	Exercisable	Cancelled	Value	Expiry
34497	2/28/2011	2010	NQ	$8.09	150,000	—	150,000	—	$736,500	2/28/2018
				TOTALS:	150,000	—	150,000	—	$736,500

Restricted Stock
Grant ID	Grant Date	Plan	Type	Price	Granted	Vested	Will Vest	Cancelled	Value
RS0521130005	5/21/2013	2010	RSU	$—	75,000	56,250	18,750	—	$243,750
RS0626140005	6/26/2014	2010	RSU	$—	50,057	12,514	25,028	12,515	$325,364
RS0610150005	6/10/2015	2010	RSU	$—	53,719	13,429	13,430	26,860	$174,590
			TOTALS:		178,776	82,193	57,208	39,375	743,704

Market and Performance Awards
Grant ID	Grant Date	Plan	Type	Price	Granted	Vested	Eligible to Vest	Likely to Vest	Cancelled	Value
MRS062614005	6/26/2014	2010	RSU	$—	25,029	—	25,029	25,029	—	$325,377
MRS061015005	6/10/2015	2010	RSU	$—	26,859	—	—	—	26,859	$—
			TOTALS:		51,888	—	25,029	25,029	26,859	$325,377

						TOTAL INTRINSIC VALUE:				$1,805,581